EXHIBIT 99

AT THE COMPANY:	TOUCHSTONE SOFTWARE CORPORATION
JASON K. RAZA	1538 TURNPIKE STREET
CEO AND PRESIDENT	NORTH ANDOVER, MA 01845
(978) 686-6468	TRADED: OTC BB: TSSW.OB

TOUCHSTONE SOFTWARE CORPORATION INTRODUCES DRIVER AGENT- THE INTERNET’S MOST COMPREHENSIVE DEVICE DRIVER UPDATE TECHNOLOGY

- Driver Agent Offers State-of-the-Art Device Driver Update Service for All PC Users -

NORTH ANDOVER, Mass., January 31, 2006 - TouchStone Software Corporation (OTC BB: TSSW), a developer of innovative utility software, today announced that it has launched its new Driver Agent device driver update Service on the world wide web and can be accessed at www.driveragent.com.

The Driver Agent Service is based on TouchStone’s recently acquired UpdateFX technology platform. Driver Agent is an advanced PC hardware scan, analyze and update technology specific to device drivers. Driver Agent’s comprehensive technology enables users to easily and safely determine if and when critical updates are available for their PC’s. Through an ActiveX control, Driver Agent will safely scan a user's PC, provide a detailed hardware report and then allow the user to view complete device driver history of installed devices on their system. Driver Agent cross references the user’s hardware and driver report to a comprehensive proprietary database compiled of greater than 85,000 updated device drivers. Subscribers to the Driver Agent service can then quickly and safely download the latest device drivers for their PC.

“Driver Agent is TouchStone’s most exciting product launch in recent history. Driver Agent’s extensive proprietary device driver database combined with its scan, analyze and update technology makes it one of the most comprehensive Internet destinations for system critical updates and a must have subscription for PC users,” said Jason Raza, president and CEO of TouchStone Software Corp. Since launching as a paid subscription service, the Driver Agent web site has had more than 500,000 unique visitors, 8.5 million page views and signed up more than 10,000 paid subscribers.

TouchStone Software Corporation is a leading developer of innovative software designed to help people use complex technologies. The company’s products, which include BIOS Agent, BIOS Wizard and Driver Agent, are distributed worldwide via the Internet. TouchStone’s corporate headquarters are located at 1538 Turnpike Street, North Andover, MA 01845. Additional information on the Driver Agent service is available at www.driveragent.com and a one year subscription is $29.95. Additional information about TouchStone Software is available at www.touchstonesoftware.com.

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Actual results could differ materially from those projected in the forward-looking statements as a result of various factors including the ability of the company to successfully commercialize its new technologies as well as risk factors set forth under "Factors Affecting Future Operating Results" in the company’s annual report on Form 10-K and such other risks detailed from time to time in the company’s reports filed with the Securities and Exchange Commission. The company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.